Exhibit 99.1

SYSCO

SYSCO Corporation 1390 Enclave Parkway Houston, Texas 77077-2099 (281) 584-1390	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
	CONTACT:	John M. Palizza Assistant Treasurer (281) 584-1308
SYSCO ANNOUNCES FIRST QUARTER FISCAL 2007 RESULTS
HOUSTON, October 30, 2006 — SYSCO Corporation (NYSE: SYY) today announced sales and earnings results for its 13-week first quarter that ended September 30, 2006.
First Quarter Fiscal 2007 Highlights:
•	Sales increased 8.3% to $8.672 billion from $8.010 billion in last year’s first quarter.

•	The impact of EITF 04-13 (Accounting for Purchases and Sales of Inventory with the Same Counterparty) reduced first quarter fiscal 2007 sales growth by 1.1%, or $91.5 million.

•	Earnings — before the cumulative effect of accounting changes — increased 14.8% to 228.8 million compared to $199.2 million in the first fiscal quarter of 2006.

•	Diluted earnings per share — before the cumulative effect of accounting changes — increased 19.4% to $0.37 compared to $0.31 in the first fiscal quarter of 2006.

•	Net earnings for the first quarter of fiscal 2007 include a $39.7 million loss due to a change in accounting relating to SYSCO’s adoption of FASB Staff Position No. FTB 85-4-1, “Accounting for Life Settlement Contracts by Third Party Investors.” This change allows SYSCO to account for corporate owned life insurance policies using the investment method or historical cost method prospectively. In addition, net earnings for last year’s first fiscal quarter included a gain of $9.3 million which resulted from a change in the measurement date for SYSCO’s pension and other post retirement benefit plans.

•	Net earnings after both accounting changes are taken into effect were $189.0 million this year compared to $208.5 million last year, a decrease of 9.3 percent. Diluted earnings per share after both accounting changes are taken into effect were $0.30 this year compared to $0.33 last year, a decrease of 9.1 percent.
     Richard J. Schnieders, SYSCO’s chairman, chief executive officer and president, commented, “Our company continued to gain market share by growing sales at a faster pace than the industry. In addition, we leveraged our operating expenses during the quarter and generated sound earnings growth and cash flow. Our growth initiatives, including business reviews and increasing the number of our customer contact professionals, remain competitive advantages and continue to produce positive results. This was a very positive quarter and we believe it sets the foundation for the remainder of fiscal 2007.”
Sales:
     Sales growth for the first quarter of fiscal 2007 was 8.3%. The impact of EITF 04-13 reduced first quarter 2007 sales growth by 1.1 percent, or $91.5 million. Sales from non-comparable acquisitions (less than 12 months) contributed 1.0 percent to the first quarter’s sales growth. Food cost inflation, as measured by the change in SYSCO’s cost of goods, was 2.4 percent.
     During the first quarter more than 11,000 business reviews were performed at SYSCO’s U.S. broadline operations. Sales to customers that participated in the review process continued to increase, on average, in the mid-teens range. SYSCO’s staff of customer contact professionals increased by approximately one percent during the first quarter.
Gross Profit Margins:
     Gross profit margins increased 15 basis points in the first quarter to 19.25 percent compared to 19.10 percent in last year’s first quarter, including a 20 basis point benefit due to the impact of EITF 04-13. The slight reduction in margins during the quarter was attributable to a shift in sales mix as some lower margin segments grew faster than the broadline segment.
Expenses:
     Operating expenses as a percent of sales were 14.74 percent during the first quarter compared to 14.69 percent in the same quarter last year. The impact of EITF 04-13 increased first quarter 2007 expenses as a percent of sales by 15 basis points due to the reduction of $91.5 million in reported sales. Fuel costs increased $9.0 million in the quarter. That expense was offset by lower expenses for pension and share-based compensation, which were $14.0 million and $11.7 million, respectively, below last year.

Capital Spending & Other Recent Developments:
     Capital expenditures during the quarter were $115.9 million, primarily for growth investments in facility replacements and expansions, construction of fold-out operations and additions to fleet.
     During the first quarter SYSCO received its construction permit and has begun land work for construction of its second redistribution center in Alachua, Florida. That facility is currently expected to be operational in the third quarter of fiscal 2008.
     SYSCO’s broadline fold-out operation in Raleigh, North Carolina — the company’s sixteenth broadline fold-out to open since 1995 — began distributing product to customers during the first quarter of fiscal 2007. The Knoxville, Tennessee broadline fold-out that was announced in March 2006 continues to progress according to plan and is expected to be operational in the first quarter of fiscal 2008. On August 7, SYSCO also announced plans to construct a broadline fold-out in Longview, Texas to service customers throughout east Texas and portions of Arkansas and Louisiana.
     One acquisition — the purchase of certain foodservice assets of Bunn Capitol Company in Springfield, Illinois — was completed in the first quarter.
Overview of FASB Staff Position No. FTB 85-4-1 “Accounting for Life Settlement Contracts by Third Party Investors”:
     SYSCO has corporate-owned life insurance (COLI) policies on key individuals that are used to fund obligations under non-qualified executive retirement plans. Previously, accounting for these policies required that they be carried at fair value and any gain or loss be recognized each quarter in earnings. The FASB now allows companies to account for its investments using either the investment method or the fair value method. SYSCO has begun accounting for these life insurance policies under the investment method beginning this fiscal year. In doing so, the company recorded a cumulative change in accounting adjustment of a loss of $39.7 million. This represents the reversal of the cumulative amount of gains recorded in years prior to 2007 on existing agreements. On a prospective basis, by accounting for these polices under the investment method, SYSCO will no longer be recording a gain or a loss due to the change in the fair market value of these policies.
Overview of Last Year’s 1Q06 Accounting Change:
     Net earnings for last year’s first fiscal quarter included a gain of $9.3 million. The prior year’s accounting change was the result of SYSCO changing its measurement date for pension and other postretirement benefit plans (from fiscal year end to May 31) to accommodate accelerated SEC filing deadlines.
Conference Call & Webcast:
     As previously announced, SYSCO’s first quarter fiscal 2007 earnings conference call will be held at 10:00 a.m. EDT on Monday, October 30, 2006. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO:
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2006 that ended July 1, 2006, the company generated $32.6 billion in sales. For more information about SYSCO visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding continued competitive advantages and positive results from growth initiatives; the potential for future success in fiscal 2007; the ability to achieve growth in sales and market share. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price or operating results; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2006 as filed with the Securities and Exchange Commission.
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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	September 30,	October 1,
	2006	2005
Sales	$8,672,072	$8,010,484
Costs and expenses
Cost of sales	7,002,856	6,480,793
Operating expenses	1,278,277	1,176,656
Interest expense	25,766	22,246
Other, net	(9,038)	(3,115)

Total costs and expenses	8,297,861	7,676,580

Earnings before income taxes	374,211	333,904
Income taxes ( 38.87% in ‘07; 40.34% in ‘06)	145,458	134,694

Earnings before cumulative effect of accounting change	228,753	199,210
Cumulative effect of accounting change	(39,735)	9,285

Net earnings	$189,018	$208,495

Earnings before cumulative effect of accounting change:
Basic earnings per share	$0.37	$0.32

Diluted earnings per share	$0.37	$0.31

Earnings after cumulative effect of accounting change:
Basic earnings per share	$0.30	$0.33

Diluted earnings per share	$0.30	$0.33

Average shares outstanding	620,127,064	626,554,930

Diluted average shares outstanding	625,486,950	634,959,278

Comparative segment sales data:
(Unaudited)
($000)

	For the 13-Weeks Ended
	September 30,	October 1,
	2006	2005
Sales:
Broadline	$6,844,822	$6,403,567
SYGMA	1,072,077	1,008,438
Other	868,815	684,972
Intersegment	(113,642)	(86,493)

Total	$8,672,072	$8,010,484

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SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30,	October 1,
	2006	2005
ASSETS
Current assets Cash	$180,721	$177,918
Receivables	2,636,834	2,406,855
Inventories	1,715,608	1,568,546
Deferred taxes	87,292	65,184
Prepaid expenses	74,735	67,344

Total current assets	4,695,190	4,285,847

Plant and equipment at cost, less depreciation	2,486,301	2,280,580

Other assets
Goodwill	1,329,782	1,245,390
Intangibles	96,136	79,706
Restricted cash	111,673	102,178
Prepaid pension cost	400,049	381,510
Other	201,829	230,575

Total other assets	2,139,469	2,039,359

Total assets	$9,320,960	$8,605,786

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$6,000	$31,606
Accounts payable	1,913,688	1,806,046
Accrued expenses	694,069	667,429
Accrued income taxes	480,775	473,645
Deferred taxes	0	0
Current maturities of long-term debt	106,933	210,431

Total current liabilities	3,201,465	3,189,157

Other liabilities
Long-term debt	1,738,858	1,451,697
Deferred taxes	861,776	854,889
Other long-term liabilities	372,149	389,653

Total other liabilities	2,972,783	2,696,239

Contingencies

Shareholders’ equity
Preferred stock	—	—
Common stock, par $1 per share	765,175	765,175
Paid-in capital	555,409	438,692
Retained earnings	5,083,232	4,667,348
Other comprehensive income	84,171	21,910
Treasury stock	(3,341,275)	(3,172,735)

Total shareholders’ equity	3,146,712	2,720,390

Total liabilities and shareholders’ equity	$9,320,960	$8,605,786

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SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 13-Weeks Ended
	September 30,	October 1,
	2006	2005
Cash flows from operating activities:
Net earnings	$189,018	$208,495
Add non-cash items:
Cumulative effect of accounting change	39,735	(9,285)
Share-based compensation expense	29,621	41,280
Depreciation and amortization	90,060	85,056
Deferred tax provision	133,866	112,007
Provision for losses on receivables	8,915	7,703
(Gain) loss on sale of assets	(5,452)	360
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(151,316)	(112,765)
(Increase) in inventories	(104,342)	(93,571)
(Increase) in prepaid expenses	(15,588)	(7,021)
Increase (decrease) in accounts payable	27,364	(2,470)
(Decrease) in accrued expenses	(53,704)	(40,341)
(Decrease) in accrued income taxes	(4,596)	(23,462)
(Increase) in other assets	(5,510)	(6,005)
(Decrease) increase in other long-term liabilities and prepaid pension cost, net	(2,112)	42,595
Excess tax benefits from share-based compensation arrangements	(2,776)	(2,236)

Net cash provided by operating activities	173,183	200,340

Cash flows from investing activities:
Additions to plant and equipment	(115,879)	(94,028)
Proceeds from sales of plant and equipment	10,252	9,654
Acquisition of businesses, net of cash acquired	(43,443)	(28,357)
Increase in restricted cash balances	(11,899)	(447)

Net cash used for investing activities	(160,969)	(113,178)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	(23,300)	(36,269)
Other debt borrowings	114,675	499,765
Other debt repayments	(2,152)	(202,533)
Debt issuance costs	—	(3,752)
Cash paid for termination of interest rate swap	—	(21,196)
Common stock reissued from treasury	45,186	52,355
Treasury stock purchases	(65,281)	(295,424)
Dividends paid	(105,233)	(94,557)
Excess tax benefits from share-based compensation arrangements	2,776	2,236

Net cash used for financing activities	(33,329)	(99,375)

Effect of exchange rate changes on cash	(61)	(1,547)

Net decrease in cash	(21,176)	(13,760)
Cash at beginning of period	201,897	191,678

Cash at end of period	$180,721	$177,918

Cash paid during the period for:
Interest	$32,816	$21,076
Income taxes	15,658	42,024
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Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	September 30,	October 1,
	2006	2005
SYSCO Brand Sales as a % of MA-Served Sales	53.5%	56.9%

SYSCO Brand Sales as a % of Total Traditional Broadline Sales in the U.S.	46.6%	49.2%

MA-Served Sales as a % of Total Traditional Broadline Sales in the U.S.	53.5%	53.0%

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